Exhibit 99.2

Cimarex Updates 2017 Capital Plans; Gives Production and Expense Guidance

- Exploration and development capital investment estimated at $1.1- 1.2 billion

-- Includes drilling and completion capital of $850-900 million

- Estimated year-over-year production growth of 10-15% led by oil growth

DENVER, Feb. 15, 2017 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today announced projected 2017 exploration and development capital of $1.1 – 1.2 billion, a 56 percent increase from 2016 levels at the midpoint. An additional $60 million is earmarked for midstream and other infrastructure. Using current strip commodity prices, the capital program at the midpoint is expected to be funded primarily with cash flow from operating activities.

For 2017, total company production is projected to average 1.06 - 1.11 billion cubic feet equivalent (Bcfe) per day, an increase of 13 percent at the midpoint from 2016 production levels with oil production expected to lead year-over-year growth and be up 22-27% percent. Fourth quarter 2017 oil production is projected to increase 30-35 percent over fourth quarter 2016 levels, with total production up 18-22 percent from fourth quarter 2016 levels. First quarter 2017 output is expected to average 1.01 – 1.05 Bcfe per day. Oil production in the first quarter is expected to increase approximately ten percent from fourth quarter 2016 levels, with natural gas and NGL production expected to increase four to five percent sequentially.

Tom Jorden, Cimarex Chairman and CEO, said, "The capital program we are releasing today anticipates investing our operating cash flow and some portion of the cash on the balance sheet. Our enviable asset base and talented group of geoscientists at Cimarex generated improved full-cycle returns for shareholders in 2016. We want to continue that trend. As our program shifts to larger pads of long-lateral wells, capital efficiencies will continue, but only with thorough evaluation, careful planning and solid execution. Our organization is ready for the challenges ahead."

Cimarex intends to invest $850 - 900 million on drilling and completion during 2017. Approximately 66 percent of the 2017 capital will be invested in the Permian region and the remainder in the Mid-Continent. Permian activities will continue to focus on holding acreage through drilling long lateral Wolfcamp wells in Culberson and Reeves counties in Texas as well as testing new concepts across our acreage and development of a portion of our Bone Spring and Avalon inventory. In the Mid-Continent, the majority of the investment is focused on the drilling and completion of wells to hold and further delineate our Meramec acreage position and to test well spacing for future development in both the Woodford and Meramec plays.

Below are the 2017 expected completions by region:

Quarterly D&C Capital, Well Count
	1Q17	2Q17	3Q17	4Q17	Total

Net completions
Permian Basin	12	17	18	13	60
Mid-Continent	7	10	13	7	37
Total	19	27	31	20	97

At year-end 2017 Cimarex estimates that 86 gross (47 net) wells will be drilling or waiting on completion. This includes 50 gross (23 net) in Mid-Continent region and 36 gross (24 net) in the Permian Basin.

Expenses for 2017 are expected to fall within the following ranges:

($/Mcfe)
Production expense	$0.60 - $0.70
Transportation and other operating expense	0.50 - 0.60
DD&A and ARO accretion*	1.25 - 1.35
General and administrative expense	0.20 - 0.25
Taxes other than income (% of oil and gas revenue) *Excludes the impact of any potential ceiling test writedowns.	5.0% - 6.0%

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding 2016 planned capital expenditures and estimated production. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company's control including the risks and uncertainties described in the company's SEC reports.

CONTACT: Cimarex Energy Co., Karen Acierno, 303.285.4957, www.cimarex.com